Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2006 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of IMS Health Incorporated, which appears in IMS Health Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2005.

PricewaterhouseCoopers LLP
New York, New York
October 27, 2006